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                                                                     EXHIBIT 5.1


March 29, 2000


Aspect Communications Corporation
1310 Ridder Park Drive
San Jose, CA  95131-2312

     Registration Statement on Form S-8
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Ladies and Gentlemen:

     At your request, we have examined the Registration Statement on Form S-8 to be filed by you on or about March 29, 2000, and to be filed with the Securities and Exchange Commission (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended effective, of an aggregate of 152,822 shares of your Common Stock, $0.01 par value (the "Common Stock"), which will be issuable under the Company's assumed PakNetX Corporation 1997 Stock Plan (the "Option Plan").

     As your legal counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the assumption of the Option Plan and authorization of the issuance of 152,822 shares of Common Stock under the Option Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

     Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Option Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

     We consent to the use of this opinion as an exhibit to the Registration Statement.

                                    Sincerely,

                                    /s/ Morrison & Foerster LLP